Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeff Dodge Investor Relations (404) 885-8804 jeff.dodge@equifax.com	David Rubinger Media Relations (404) 885-8555 david.rubinger@equifax.com

                       EQUIFAX COMPLETES $125 MILLION TRADE RECEIVABLES FINANCING

ATLANTA, Georgia, Sept. 8, 2004—Equifax Inc. (NYSE: EFX) today announced the closing on Sept. 7, 2004 of a trade receivables-backed revolving credit facility.  Under the terms of the transaction, a wholly-owned subsidiary of Equifax may borrow up to $125 million, subject to borrowing base availability and other terms and conditions.  Equifax will use the net proceeds received from the sale of its trade receivables to the subsidiary for general corporate purposes.  As of Sept. 8, 2004, there were no outstanding borrowings under the credit facility.

The credit facility will be funded on a non-committed basis by Blue Ridge Funding Corporation, a commercial paper conduit, and on a back-up basis by Wachovia Bank, N.A. and certain other liquidity lenders from time to time.  Wachovia Bank is the agent for Blue Ridge and the liquidity lenders.  The credit facility has an expiration date of Sept. 6, 2005, but may be extended for an additional period of up to three years if specified conditions are satisfied. Loans will bear interest based on prevailing commercial paper rates, LIBOR or base rates plus a specified margin or costs.  Outstanding debt under the credit facility will be consolidated on Equifax’s balance sheet for financial reporting purposes.

“Our trade receivables pool makes this credit facility a very efficient funding mechanism,” said Donald T. Heroman, chief financial officer.  “This is an important part of our plan to diversify our sources of credit and obtain the lowest possible borrowing cost.”

About Equifax

Equifax Inc. is a global leader in turning information into intelligence.  For businesses, Equifax provides faster and easier ways to find, approve and market to the appropriate customers.  For consumers, Equifax offers easier, instantaneous ways to buy products or services and better insight into and management of their personal credit.  Equifax.  Information that Empowers.

Safe Harbor

Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21 of the Securities Exchange Act of 1934, as amended.  Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements.  Those factors include, but are not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for Equifax’s products and services, risks associated with the integration of acquisitions and other investments, changes in laws governing our business, including particularly the cost of compliance with the Fair and Accurate Credit Transactions Act of 2003 and related regulations, the ability of Equifax to achieve its productivity improvement and cost reduction targets, pricing and other competitive pressures, and certain other factors discussed under the caption “Risk Factors” in the Management‘s Discussion and Analysis section of Equifax’s annual report on Form 10-K for the year ended December 31, 2003, and in our other filings with the U.S. Securities and Exchange Commission.  Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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